UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2010

Maxygen, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-28401	77-0449487
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

515 Galveston Drive

Redwood City, CA 94063

(Address of Principal Executive Offices)

(650) 298-5300

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 28, 2010, Maxygen, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Codexis, Inc. (“Codexis”) and Codexis Mayflower Holdings, LLC (“Holdings”), a wholly-owned subsidiary of Codexis, pursuant to which Holdings acquired substantially all of the patents and other intellectual property rights associated with the Company’s MolecularBreeding™ technology platform. The assets acquired by Holdings include patents, trademarks, copyrights, software and certain assumed contracts.

The Company currently owns 5,957,108 shares of Codexis common stock, representing approximately 17% of Codexis’ outstanding common stock, and holds a warrant to purchase an additional 30,816 shares of Codexis common stock. The Company formed Codexis in January 2002 as a wholly owned subsidiary to operate its former chemicals business. Prior to consummation of the transactions under the Purchase Agreement, the Company and Codexis were also parties to a license agreement (the “Codexis License Agreement”) pursuant to which the Company had granted to Codexis certain exclusive rights to the MolecularBreeding™ directed evolution platform. Since Holdings now owns substantially all of the intellectual property rights that were subject to the Codexis License Agreement, the Codexis License Agreement has been terminated (see Item 1.02 below).

The intellectual property assets and rights acquired by Holdings under the Purchase Agreement will continue to be subject to existing license rights previously granted by the Company to third parties, including the Company’s majority-owned subsidiary, Perseid Therapeutics LLC, which retains exclusive licenses to use the MolecularBreeding™ technology platform for the discovery, research and development of protein pharmaceuticals.

In connection with the assets acquired by Holdings under the Purchase Agreement, the Company also entered into a License Agreement with Holdings (the “License Agreement”), pursuant to which Holdings has granted to Maxygen certain license rights to the intellectual property assets acquired by Holdings to the extent necessary for the Company to fulfill its contractual obligations under the license agreements retained by the Company, such as the Company’s license agreement with Perseid, and to permit the Company to practice any retained rights under such agreements. The License Agreement also provides for a grant by the Company of certain license rights to Holdings, including rights necessary for Holdings to fulfill its contractual obligations under the license agreements it has assumed under the Purchase Agreement.

In consideration for the assets acquired by Holdings under the Purchase Agreement and the termination of the Codexis License Agreement, Holdings paid a total purchase price to the Company of $20 million, of which $4 million will be held in escrow for twelve months, with $2 million of such amount to be held in escrow for a total of twenty-three months, in each case to satisfy any indemnification obligations of the Company under the Purchase Agreement to the Company. Escrow amounts not used to satisfy such obligations or subject to pending claims will be released to the Company upon expiration of the applicable escrow term.

The transactions under the Purchase Agreement closed concurrently with the execution and delivery of the relevant agreements on October 28, 2010.

The foregoing descriptions of the Purchase Agreement and the License Agreement do not purport to be complete and are qualified in their entirety by reference to such agreements, which are attached as exhibits to this Current Report on Form 8-K and are incorporated herein by reference.

A copy of the press release issued by the Company regarding this transaction is attached as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the assets acquired by Holdings under the Purchase Agreement described in Item 1.01 above, the Company and Codexis terminated the Codexis License Agreement. The Codexis License Agreement was entered into by the parties in connection with the formation of Codexis in March 2002 and granted to Codexis certain exclusive rights to the MolecularBreeding™ directed evolution platform for certain small molecule pharmaceutical, energy and industrial chemical applications. In December 2006, the Company expanded the scope of these exclusive licenses for certain applications relating to energy products, including biofuels. Under the Codexis License Agreement, as amended, the Company was entitled to receive 20% of certain consideration received by Codexis from a third party licensee in connection with the commercialization of energy products made with a biocatalyst developed using the licensed technology. The Company was also eligible for a 2% royalty on net sales of any related energy product commercialized directly by Codexis. As a result of the termination of the Codexis License Agreement, the Company is no longer eligible for any payments or potential royalties from Codexis.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.01.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

2.1	Asset Purchase Agreement, dated as of October 28, 2010, between Maxygen, Inc., Codexis, Inc. and Codexis Mayflower Holdings, LLC

2.1.1	License Agreement, dated as of October 28, 2010, between Maxygen, Inc. and Codexis Mayflower Holdings, LLC

99.1	Press Release dated October 28, 2010, entitled “Maxygen Announces Sale of MolecularBreeding™ Directed Evolution Platform Technology to Codexis.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXYGEN, INC.

      (Registrant)

Date: October 28, 2010

/s/ James Sulat
(Signature)
Name: James Sulat
Title: Chief Executive Officer